Exhibit 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value NIS 0.04 per share, of Laxai Pharma, Ltd. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement this 12th day of March 2010.

UTA Capital LLC

	By:	YZT Management LLC,
its managing member

Date: March 12 2010	By:	/s/ Udi Toledano

Udi Toledano
its managing member

YZT Management LLC

	By:	/s/ Udi Toledano

Udi Toledano
its managing member

Alleghany Capital Corporation

	By:	/s/Peter R. Sismondo

Peter R. Sismondo
Vice President and Treasurer

Alleghany Corporation

	By:	/s/Peter R. Sismondo

Peter R. Sismondo
Vice President

/s/ Udi Toledano

Udi Toledano